Exhibit 10.16

AMENDMENT SIXTEEN

TO THE

TORCHMARK CORPORATION

AMENDED AND RESTATED PENSION PLAN

(As Restated Effective January 1, 2009)

Pursuant to Section 12.1 of the Torchmark Corporation Amended and Restated Pension Plan (the “Plan”), Torchmark Corporation (the “Company”) hereby amends the Plan effective January 1, 2012, as follows:

1.	Section 1.21 of the Plan is replaced in its entirety and shall read as follows:

1.21 Eligible Employee: Except as provided in the second paragraph of this Section 1.21, (a) all Employees of the Company; (b) all Employees of each Affiliate (other than Liberty National Life Insurance Company) participating in the Plan pursuant to Section 13.8; and (c) all Employees of Liberty National Life Insurance Company who have an initial date of hire after December 31, 2011.

The foregoing paragraph notwithstanding, the following Employees of the Company and of each Affiliate (including Liberty National Life Insurance Company) are not included in the term “Eligible Employee”: (a) Employees who are classified, treated or otherwise characterized by the Employer as general agents, trainers, agents, branch managers, regional managers, district managers, brokers, solicitors, unit managers, assistant unit managers or any other individual whose primary duty involves the direct sale of insurance, regardless of the mode of compensation; (b) Employees included in a unit of employees covered by a collective bargaining agreement between the Employer and the employee representatives in the negotiation of which retirement benefits were the subject of good faith bargaining, unless such bargaining agreement provides for participation in the Plan; (c) Leased Employees; and (d) an Employee of a former “Employer,” including, without limitation, a “Participating Employer,” as those terms were defined in the Liberty National Pension Plan or the Liberty National Non-Commissioned Pension Plan if such Employee was first credited with an Hour of Service on or after January 1, 1995 and before January 1, 2012. The term “Eligible Employee” shall not include, prior to January 1, 2004, Employees of a Participating Employer in the Plan if the Participating Employer was identified as an “Employer,” including, without limitation, a “Participating Employer,” in the Liberty National Pension Plan or the Liberty National Non-Commissioned Pension Plan prior to January 1, 2004.

For historical purposes only, Eligible Employees under the Liberty National Non-Commissioned Pension Plan did not include: any individual whose duties include selling products of Liberty National Life Insurance Company or an Affiliate on a commissioned basis and any Employee of Liberty National Life Insurance Company who were first credited with an Hour of Service on or after January 1, 1995; and Eligible Employees under the Liberty National Pension Plan included all Employees of Liberty National Life Insurance Company who were compensated in whole or in part by commissions or under contract with an Employer as a District Manager or a Career Agent performing services for remuneration for the Employer as a full-time life insurance salesman, and did not include Employees who were first credited with an Hour of Service on or after January 1, 1995. For purposes of this paragraph, the meaning of the terms used herein shall have the same meaning they had under the respective former plan.

2.	Section 1.22 of the Plan is replaced in its entirety and shall read as follows:

1.22 Employee: Any individual who is classified, treated or otherwise characterized by an Employer as a common law employee of an Employer, and Leased Employees within the meaning of Code § 414(n)(2). Notwithstanding the foregoing, if such Leased Employees do not constitute more than twenty percent of the Employer’s nonhighly compensated work force within the meaning of Code § 414(n)(5)(C)(ii), the term “Employee” shall not include those Leased Employees covered by a plan described in Code § 414(n)(5) unless otherwise provided by the terms of this Plan. Any individual who is classified, treated or otherwise characterized by an Employer as an independent contractor is not included in the term “Employee.” The foregoing determination of whether an individual is an “Employee” for purposes of this Plan shall be made by an Employer subject to the approval and consent of the Administrator in its sole discretion. Said determination shall apply for all purposes of this Plan and regardless of whether such individual is later classified by any governmental agency, court, tribunal, governing body or any other person or entity as a common law employee of an Employer. It is the intent hereof that an Employer subject to the approval and consent of the Administrator shall decide in its sole discretion which individuals are classified as an Employee for purposes of this Plan.

3.	Section 3.3.1 of the Plan is replaced in its entirety and shall read as follows:

3.3.1 A Participant’s monthly Retirement Benefit shall be an amount equal to 1/12 of the excess of (a) over the sum of (b), (c) and (d) below, where:

(a)	is 2% of the Participant’s Final Average Compensation for each year of Credited Service up to 30 years plus 1% of the

Participant’s Final Average Compensation for each year of Credited Service in excess of 30 years (not exceeding 10%);

(b)	is the social security offset which is equal to the smaller of:

(1) 50% of the basic benefit calculated above in Section 3.3.1(a), but substituting Special Average Earnings for Final Average Compensation in the formula;

or

(2) the Social Security Offset Percentage times the Participant’s Special Average Earnings times each year of Credited Service not to exceed 35 years;

(c)	is the Participant’s “Profit Sharing and Retirement Plan Annuity;” and

(d)	is the Participant’s annual retirement income (expressed in the form of a single life annuity commencing at Normal Retirement Date) under the Comparable Plan or Plans of the Company or any affiliate of the Company or any other corporation merged into the Company, or whose assets were acquired by the Company.

A “Profit Sharing and Retirement Plan Annuity” shall mean the annual single life annuity, without death benefit, which can be provided by that portion of the Participant’s account under the Profit Sharing and Retirement Plan attributable to the Company contributions and earnings thereon. Effective March 28, 2011, the Profit Sharing and Retirement Plan was merged into the Torchmark Corporation Savings and Investment Plan and thereafter the Profit Sharing and Retirement Plan account is maintained under the Torchmark Corporation Savings and Investment Plan. In determining the amount attributable to the Company contributions and earnings thereon for this purpose no deduction shall be made for the amount of any loans outstanding. There shall be added to the amount attributable to Company contributions and earnings thereon:

(1) the amount of any withdrawal(s) by, and prior distribution(s) to, the Participant to the extent such withdrawals and prior distributions exceed the amount of the Participant’s contributions and earnings thereon and

(2) the amount of the earnings of the Plan which would have been allocated to the amount(s) described in the preceding paragraph from the date of such withdrawals or distributions.

A Participant’s Profit Sharing and Retirement Plan Annuity shall be calculated as of his termination of Employment, based upon the Participant’s attained age and the Company’s rate basis for annuities purchasable under the Profit Sharing and Retirement Plan on such date. A Participant’s Profit Sharing and Retirement Plan Annuity may be calculated on either an immediate or deferred basis as indicated in the context of this Plan, but, in any case, one shall be the Actuarial Equivalent of the other.

4.	Section 13.8 of the Plan is replaced in its entirety and shall read as follows:

13.8 Participation in the Plan by an Affiliate

13.8.1 Subject to the approval of the Board of Directors of the Company, an Affiliate, by duly authorized action of its Board of Directors, may adopt the Plan and determine the classes of its Employees who shall be Eligible Employees. Such Affiliate shall make such contributions to the Plan on behalf of such Employees as is determined by the Company. If no such action is taken, the Eligible Employees and the amount of Retirement Benefit shall be determined in accordance with the Plan provisions applicable to an Employer.

13.8.2 By duly authorized action of its Board of Directors, an Affiliate may terminate its participation in the Plan or withdraw from the Plan and the Trust.

13.8.3 An Employer other than the Company shall have no power with respect to the Plan except as specifically provided by this Section 13.8.

IN WITNESS WHEREOF, the Company has caused this Amendment Sixteen to said Plan to be executed on this the ______ day of _________________, 2012.

TORCHMARK CORPORATION

By:

Its:

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